Exhibit 23.3

Date: September 9, 2022

To:

Shengfeng Development Limited

Mr. Shengfeng Building, No. 478 Fuxin East Road

Jin’an District, Fuzhou City

Fujian Province, People’s Republic of China, 350001

Re: Shengfeng Development Limited

We are a firm of lawyers qualified to practice in the People’s Republic of China (the “PRC” or “China”, for purposes of this opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We have acted as PRC legal counsel to Shengfeng Development Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with (i) the proposed initial public offering (the “Offering”) by the Company of Class A Ordinary Shares, par value $0.0001 per share (“Shares”) in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the listing of the Company’s Shares on the Nasdaq Capital Market (“NASDAQ”).

A. Documents and Assumptions

For the purpose of giving this opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company, including, without limitation, the documents obtained from the applicable Administration of Market Regulations (the “Companies Registry”) and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (collectively, the “Documents”).

Without prejudice to the foregoing, we have also made due enquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

The material from the Company Registry does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, the information from Company Registry is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)	that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively, accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)	the truthfulness, accuracy and completeness of all factual representations (if any) made in the Documents and the factual representations contained therein are and will remain to be non-misleading;

(d)	that the Documents provided to us remain in full force and effect up to the date of this opinion and none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(e)	that all parties other than the PRC Group Entities, as defined below, have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties;

(f)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, such performance will not be illegal or unenforceable by virtue of the law of that jurisdiction.

(g)	that each of the parties other than the PRC Group Entities is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(h)	that all Governmental Authorizations, as defined below, and other official statement or documentation are obtained by lawful means in due course;

(i)	that the information disclosed in the materials from the Company Registry is accurate and complete as at the time of this opinion and the information from company search of Company Registry did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(j)	that there has been no change in the information contained in the latest records of the Company Registry up to the issuance of this opinion; and

(k)	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This opinion is limited to and is given on the basis of the current PRC Laws and is to be construed in accordance with, and is governed by, the PRC Laws.

B. Definitions

Capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

As used herein,

(a)	“CAC” means the Cyberspace Administration of China;

(b)	“CSRC” means the China Securities Regulatory Commission;

(c)	“Company” means Shengfeng Development Limited;

(d)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(e)	“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Agencies pursuant to any applicable PRC Laws;

(f)	“M&A Rule” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

(g)	“PRC” or “China” means the People’s Republic of China; for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(h)	“PRC Affiliates” means Shengfeng Logistics Group Co., Ltd. and its subsidiaries in the PRC, collectively;

(i)	“PRC Group Entities” means the PRC Affiliates and Shengfeng WFOE, collectively;

(j)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this opinion;

(k)	“VIE Agreements” mean the agreements set forth in Appendix A to this opinion;

(l)	“Shengfeng Logistics” mean Shengfeng Logistics Group Co., Ltd. (盛丰物流集团有限公司);

(m)	“Shengfeng WFOE” means Fujian Tianyu Shengfeng Logistics Co., Ltd. (福建天裕盛丰物流有限公司).

C. Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(i)	Based on our understanding of the current PRC Laws, the ownership structures of the PRC Group Entities as set forth in Registration Statement does not, and immediately after this Offering will not, result in any violation of the PRC Laws.

(ii)	Based on our understanding of the current PRC Laws, each of the VIE Agreements constitute valid, legal and binding obligations enforceable against each party of such agreements in accordance with the terms of each agreement except otherwise disclosed in Registration Statement, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant Governmental Agencies in exercising their authority in connection with the interpretation and implementation thereof and the application of relevant PRC Laws and policies thereto, and to general equity principles. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Governmental Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

(iii)	We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of the PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of the PRC.

We have advised the Company, based on our understanding of the PRC Laws, that the CSRC’s approval is currently not required for the listing and trading of the Company’s Shares on NASDAQ in the context of this Offering, given that (a) Shengfeng WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals, as defined under the M&A Rules and (b) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

(iv)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(v)	The statements made in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation” to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material aspects and such statements constitute our opinion.

(vi)	On December 24, 2021, the CSRC issued Provisions of the State Council on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) and Administrative Measures on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) (collectively, the “Draft Overseas Listing Rules”) for public comments, according to which, any direct or indirect offshore listing of domestic enterprises shall be filed with the CSRC. On December 27, 2021, the NDRC and the Ministry of Commerce of the PRC issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. According to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be governed mutatis mutandis by the relevant regulations on the management of domestic securities investments made by overseas investors. Considering that (i) the Draft Overseas Listing Rules were released for comments and have not come into effect; (ii) no explicit provisions under currently effective PRC Laws, regulations and rules clearly classify indirect listing through contractual arrangements is required to obtain approvals from PRC authorities, based upon due inquiries made to the Company, as of the date hereof, in connection with this Offering, under current PRC laws, regulations and rules, the PRC Group Entities are not required to submit applications for the approval of the CSRC or other equivalent PRC government authorities. However, as the Draft Overseas Listing Rules have not been formally adopted and the Negative List 2021 was newly published, and due to the lack of further clarifications or detailed rules and regulations, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation, and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as we do.

(vii)	On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022 (the “Measures”). Pursuant to the Cybersecurity Review Measures, if any of the following circumstance exists, the operators shall apply with the CAC for cybersecurity review: (i) a network platform operator that possesses over one million individuals’ personal information and seeks to list overseas; (ii) operators deemed as critical information infrastructure and intends to purchase internet products and services that will or may affect national security, and (iii) operators carrying out any data processing activities which has affected or may affect national security. Based upon due inquiries made to the Company, as of the date hereof, we are not aware that any of the PRC Group Entities have any of the aforesaid circumstances and the PRC Group Entities are not required by the CAC to go through cybersecurity review. However, there remains uncertainty as to how the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as we do.

D. Certain Limitations and Qualifications

The opinions expressed above are based on the Documents and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of PRC laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter.

This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws or the interpretations by competent PRC courts or government authorities of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

Our above opinions are also subject to the qualification that they are confined to and given on the basis of the published and publicly available PRC Laws effective as of the date hereof.

This opinion has been prepared solely for your use and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any Governmental Agency, or other party without the express prior written consent of this firm.

We hereby consent to the of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name under the cover page and the sections of Registration Statement entitled “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulations”, “Material Income Tax Consideration” and “Legal Matters” included in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of the person whose consent is required under Section 7 of U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

AllBright Law Offices

Appendix A

List of the VIE Agreements

1.	Technical Consultation and Service Agreement between Shengfeng WFOE and Shengfeng Logistics, dated on January 7, 2021.

2.	Call Option Agreements by and among Shengfeng WFOE, Shengfeng Logistics and its shareholders, dated on January 7, 2021.

3.	Voting Rights Proxy Agreements by and among Shengfeng WFOE, Shengfeng Logistics and its shareholders, dated on January 7, 2021.

4.	Equity Pledge Agreements by and among Shengfeng WFOE, Shengfeng Logistics and its shareholders, dated on January 7, 2021.